Exhibit 5

T 650.325.9600	305 LYTTON AVENUE
F 650.325.9608	PALO ALTO, CA 94301

www.comventures.com

March 4, 2005

Roland Van der Meer

711 Eucalyptus Avenue

Hillsborough, CA 94010

Dear Roland,

We hereby purchase from you 20,000 shares of Axcesstel Common stock for $3.21 per share.

Enclosed are three checks for the shares and amounts as follows:

ComVentures V, LP	$60,219.60	18,760 shares
ComVentures V-B CEO Fund	$3,733.23	1,163 shares
ComVentures V Entrepreneurs’ Fund	$247.17	77 shares

Please let me know if you have any questions.

Regards,

/s/ Charles E. Noreen
Charles E. Noreen, CFO

Agreed:	/s/ Roland Van der Meer
Roland Van der Meer

Date Signed: 3/4/05